January 5, 2021

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

A Proven Partnership to Help a Region Recover

We begin the new year just as we ended 2020: with our nation still grappling with a pandemic, and our region struggling through a health crisis that has caused an economic crisis. But we also carry over something else into 2021: the stable partnership between the FHLBNY and our members, a partnership that will continue to help communities across our District respond to and recover from the pandemic.

In 2020, our cooperative was a source of stability in as volatile an operating environment as our nation has ever experienced. In March, as our nation and the financial markets first reacted to the pandemic, our advances grew by $41 billion to a record $134 billion, an increase of 44 percent. While our advances balances declined to $90 billion at year-end, our members continued to look to us as a reliable source of liquidity amid a turbulent market. Our mission is to be there when members need us, and at the onset of this crisis and throughout the year, we were.

Since March, we have seen our members rise to meet the challenges this pandemic has presented, supporting communities and customers across our region that are facing down a crisis. Our COVID-19 Relief Program, which we launched on May 1, was developed to support these efforts, and reflects our cooperative’s ability to respond whenever disaster strikes. This included our Small Business Recovery Grant Program, which members accessed to provide $8 million in grant funding to 750 small businesses and nearly 500 non-profits in communities across our District. These grants were able to make a tangible impact in the lives and livelihoods of so many, helping businesses keep their doors open and their people employed, and supporting non-profits as they continue to provide aid amid the pandemic.

Our members also continued to access the full value of Home Loan Bank membership to provide additional resources during a challenging year. This includes participating in our housing programs. In November, we announced $36.9 million in grants for our 2020 Affordable Housing Program round, joining with our members to create, preserve or rehabilitate more than 3,100 units of affordable housing. Our members also accessed nearly $18 million in grants in 2020 through our homeownership set-aside programs, helping to create homeownership opportunities for households and families in the middle of a pandemic. We are grateful to our members for their continued use of our housing programs, working with us and our housing partners to help create housing stability in a year that challenged so many.

In a year in which so many institutions operated from a fully or partially remote posture, communication became more vital than ever. Throughout the year, we remained engaged with our members through a number of channels, both old and new. We launched our Member Services Desk Weekly Market Update, a new member communication that curates key information around market trends, advance rates observations and the views of our economist, Brian Jones. We also held 20 member webinars throughout the year, on topics ranging from the LIBOR transition to COVID-19 collateral practices to ALM strategies during a crisis, bringing experts in to provide their insight on these important matters. We have focused on developing these new lines of communication as a way to continue to deliver value to our members. And through our Relationship Managers and Member Services Desk, we have remained in constant contact with our membership throughout the pandemic.

This crisis stretches across our entire District, impacting every region and community in different ways. But our communities have always looked to their local lenders in good times and bad, and it will be through the support of these local lenders that these communities, and our District, will recover.

The local lender is truly a vital and committed part of every community across our country, and essential in this time of crisis. This is why our partnership with our members, and our ability to provide the products and programs members rely on to help meet the needs of your customers and communities, is so important. Our members know that, through the FHLBNY, they will have uninterrupted access to liquidity through whatever market conditions await us in the year ahead. Our members know that the 2021 rounds of our Affordable Housing Program and Homebuyer Dream Program will provide access to grants that will help them continue to create housing opportunities across our region, and that enhancements we have made to our Community Lending Programs for 2021 better position our cooperative to respond to our District’s needs. Our members know that our Mortgage Asset Program will help them take advantage of record mortgage origination activity by providing a secondary market outlet for members to fund mortgages and be competitive in offering fixed-rate mortgage loan products. And our members know that we will continue to engage them throughout the year, virtually and, eventually, again in person, to ensure that we continue to meet your needs and help you serve your customers. In sum, in 2021, our members can expect a stable and reliable funding partner, a strong supporter of the communities we serve, and a dedicated team that is focused on delivering the full value of membership to our membership every day.

At the Federal Home Loan Bank of New York, we were proud to serve as your reliable partner in 2020, as challenging a year our nation has ever faced. As our nation and our region look to move out of the pandemic and into recovery, we are positioned to continue to support our members as you continue to support your customers and communities in the year ahead.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.